Exhibit 99.1

For Immediate Release

CommScope, Inc.’s Indirect Wholly Owned Subsidiary, Andrew Corporation, Announces
Required Tender Offer for its 3¼% Convertible Subordinated Notes due 2013
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HICKORY, NC – January 10, 2008– CommScope, Inc. (NYSE:CTV) announced today that its indirect wholly-owned subsidiary, Andrew Corporation, has commenced an offer to repurchase any and all of Andrew’s 3¼ % Convertible Subordinated Notes due 2013.  The indenture governing the Notes requires Andrew to make the offer as a result of CommScope’s acquisition of Andrew, by way of merger, effective December 27, 2007.

Andrew is offering to purchase the Notes for cash at a purchase price of 100% of their principal amount.  If all of the outstanding Notes are tendered in the tender offer, the aggregate purchase price required to purchase the tendered Notes (and pay accrued interest) is estimated to be approximately $167 million.  The tender offer for the Notes will expire at 5:00 p.m., New York City time, on February 15, 2008, unless extended or earlier terminated. Holders may withdraw their tendered Notes at any time prior to the expiration time. On February 15, 2008, Andrew will make a semi-annual interest payment on the Notes to holders of record on February 1, 2008.  Andrew expects to fund the tender offer from cash advanced by CommScope, which will utilize its available cash on hand, and through borrowings under CommScope’s existing credit agreement.

As a result of the merger, each $1,000 principal amount of the Notes is now convertible at the option of the holder, on the terms and subject to the conditions of the indenture governing the Notes, into $986.15 in cash and 2.304159 shares of CommScope common stock, subject to adjustment from time to time and payments for fractional shares, as provided in the indenture; this represents a conversion price equal to the consideration payable to Andrew stockholders in the merger of (i) $13.50 in cash per share of Andrew common stock, multiplied by 73.0482, and (ii) 0.031543 shares of CommScope common stock, multiplied by 73.0482.  On January 9, 2008, the closing price of CommScope common stock on the New York Stock Exchange was $42.37 per share.

Neither CommScope nor Andrew’s Board of Directors, nor any other person makes any recommendation as to whether holders of Notes should choose to tender their Notes in the offer, and no one has been authorized to make such a recommendation.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes. The offer to purchase will be only pursuant to, and the Notes may be tendered only in accordance with, the Notice of Designated Event and Offer to Purchase dated January 10, 2008.  Holders of Notes may obtain the Notice of Designated Event and Offer to Purchase from Georgeson which is the Information Agent for the offer - 199 Water Street, 26th Floor New York, NY 10038-3560. Banks and brokers call (212) 440-9800. All others call toll free (877) 386-8141.

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ ANDREW’S NOTICE OF DESIGNATED EVENT AND OFFER TO PURCHASE AND OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANDREW AND THE OFFER.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may be obtained without charge at CommScope’s website, www.commscope.com, or by calling CommScope’s investor relations department at 1-828-323-4848.

About CommScope

CommScope, Inc. (NYSE: CTV - www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew Wireless Solutions(R) brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX(R) Solutions(TM) and Uniprise(R) Solutions brands CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.

Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward-Looking Statements

This document contains forward-looking statements regarding CommScope and Andrew. Statements made in the future tense, and statements using words such as "intend," "goal," "estimate," "expect," "expectations," "project," "projections," "plans," "anticipates," "believe," "think," "confident" and "scheduled" and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope and Andrew.  These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.  Relevant risks and uncertainties relating to the merger include, but are not limited to: the anticipated benefits and synergies of the merger may not be realized as quickly as anticipated or at all; the integration of Andrew's operations with CommScope could be materially delayed or may be more costly or difficult than expected; legal proceedings may be commenced by or against CommScope or Andrew.  For a more complete description of factors that could cause such a difference, as well as risks and uncertainties generally applicable to CommScope and Andrew, please see CommScope's filings with the SEC, which are available on CommScope's website or at www.sec.gov, and Andrew's filings with the SEC, which are available at www.sec.gov.  In providing forward-looking statements, neither CommScope nor Andrew intends, and neither undertakes any duty or obligation, to update these statements as a result of new information, future events or otherwise.

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